Exhibit 99.1

Report of Independent Auditors

The Board of Directors
Continuous Computing Corporation

We have audited the accompanying consolidated balance sheets of Continuous Computing Corporation as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continuous Computing Corporation at September 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.
ey
San Diego, California
March 3, 2011

CONTINUOUS COMPUTING CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,
	2010	2009
ASSETS
Current assets:
Cash	$11,991,390	$7,840,653
Accounts receivable, net	11,588,684	8,058,149
Inventories	2,555,538	2,306,882
Other current assets	1,305,571	760,067
Total current assets	27,441,183	18,965,751
Property and equipment, net	1,768,257	1,362,095
Goodwill	5,439,619	5,439,619
Intangible assets, net	1,090,242	1,250,023
Other assets	613,675	604,753
Total assets	$36,352,976	$27,622,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,819,196	$3,566,229
Payroll related liabilities	3,336,843	2,426,946
Other payables and accrued liabilities	3,023,286	2,711,051
Notes payable - current portion	3,607,071	2,112,863
Deferred revenue	3,297,348	3,190,212
Total current liabilities	19,083,744	14,007,301
Deferred rent	74,680	59,244
Deferred taxes	335,024	813,689
Notes payable - less current portion	90,278	198,611
Commitments
Shareholders’ equity:
Convertible preferred stock, $0.01 par value: 34,850,000 shares authorized; 29,489,230 shares issued and outstanding at September 30, 2010 and 2009; aggregate liquidation preference of $71,121,762 at September 30, 2010 and 2009, respectively	294,894	294,894
Common stock, $0.01 par value: 60,000,000 shares authorized; 10,199,404 and 10,039,469 shares issued and outstanding at September 30, 2010 and 2009, respectively	101,998	100,398
Additional paid-in capital	65,831,858	65,564,017
Other comprehensive income	1,232,437	1,069,777
Accumulated deficit	(50,691,937)	(54,485,690)
Total shareholders’ equity	16,769,250	12,543,396
Total liabilities and shareholders’ equity	$36,352,976	$27,622,241

See accompanying notes.

CONTINUOUS COMPUTING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2010	2009
Revenues	$55,506,043	$46,122,163
Cost of net revenues	24,632,802	21,238,789
Gross profit	30,873,241	24,883,374
Operating expenses:
Research and development	9,282,496	9,207,496
Sales and marketing	12,014,050	10,447,984
General and administrative	5,599,726	4,934,549
Restructuring charge	—	301,067
Total operating expenses	26,896,272	24,891,096
Income (loss) from operations	3,976,969	(7,722)
Interest income	22,181	56,098
Interest expense	(89,458)	(171,834)
Other expense	(185,224)	(205,824)
Income (loss) before taxes	3,724,468	(329,282)
Income tax benefit (expense)	69,285	(465,359)
Net income (loss)	$3,793,753	$(794,641)

See accompanying notes.

CONTINUOUS COMPUTING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at September 30, 2008	29,489,230	$294,894	9,957,268	$99,576	$65,268,032	$994,488	$(53,691,049)	$12,965,941
Exercise of common stock options	—	—	82,201	822	1,644	—	—	2,466
Share-based compensation expense	—	—	—	—	294,341	—	—	294,341
Comprehensive loss:
Net loss	—	—	—	—	—	—	(794,641)	(794,641)
Net change in currency translation	—	—	—	—	—	75,289	—	75,289
Comprehensive loss	—	—	—	—	—	—	—	(719,352)
Balance at September 30, 2009	29,489,230	294,894	10,039,469	100,398	65,564,017	1,069,777	(54,485,690)	12,543,396
Exercise of common stock options	—	—	159,935	1,600	3,292	—	—	4,892
Share-based compensation expense	—	—	—	—	264,549	—	—	264,549
Comprehensive loss:
Net income	—	—	—	—	—	—	3,793,753	3,793,753
Net change in currency translation	—	—	—	—	—	162,660	—	162,660
Comprehensive income	—	—	—	—	—	—	—	3,956,413
Balance at September 30, 2010	29,489,230	$294,894	10,199,404	$101,998	$65,831,858	$1,232,437	$(50,691,937)	$16,769,250

See accompanying notes.

CONTINUOUS COMPUTING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2010	2009
Operating activities
Net income (loss)	$3,793,753	$(794,641)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	966,676	1,245,432
Amortization	159,781	324,502
Deferred taxes	(473,205)	157,800
Share-based compensation expense	264,549	294,341
Revaluation of preferred stock warrant liability	—	(38,436)
Loss on sale of equipment	1,188	1,200
Changes in operating assets and liabilities:
Accounts receivable, net	(3,530,535)	1,795,550
Inventories	(248,656)	2,507,952
Other current assets and other assets	(554,426)	2,036,957
Accounts payable	2,252,967	(1,418,266)
Payroll related liabilities	909,897	(20,537)
Other payables and accrued liabilities	306,775	(5,349)
Deferred revenue	107,136	67,855
Deferred rent	15,436	8,460
Net cash provided by operating activities	3,971,336	6,162,820

Investing activities
Purchases of property and equipment	(1,374,026)	(865,655)
Proceeds from sale of equipment	—	799
Net cash used in investing activities	(1,374,026)	(864,856)

Financing activities
Payments on notes payable	(11,165,688)	(44,780,256)
Proceeds from issuance of notes payable	12,551,563	41,272,394
Proceeds from exercise of common stock options	4,892	2,466
Net cash provided by (used in) financing activities	$1,390,767	$(3,505,396)

Net increase in cash and cash equivalents	3,988,077	1,792,568
Effect of exchange rate changes	162,660	75,289
Cash and cash equivalents at beginning of year	7,840,653	5,972,796
Cash and cash equivalents at end of year	$11,991,390	$7,840,653

See accompanying notes.

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

Description of Business

Continuous Computing Corporation ("Continuous Computing" or the "Company") was incorporated in Delaware on February 3, 1998. The Company is a provider of network service-ready system solutions for telecommunication equipment companies. Continuous Computing’s markets include long-term evolution, deep packet inspection, and wireless core applications. Continuous Computing provides integrated hardware, software, and services for customers to rapidly develop and deploy telecommunications central-office applications.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries in the United States, United Kingdom, South Korea, Japan, China, and India. Significant intercompany accounts and transactions have been eliminated in consolidation. The functional currency of all the subsidiaries is each respective subsidiary’s local currency. The Company realized a net transaction loss of $162,660 and $75,289 for the years ended September 30, 2010 and 2009, respectively, for transactions denominated in currencies other than the US dollar. As of September 30, 2010, the Company has a cumulative unrealized translation gain of $1,232,437 included in other comprehensive income.

Basis of Presentation

Since inception, and through September 30, 2010, the Company has an accumulated deficit of $50,691,937. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern as management believes the Company has sufficient cash on hand and availability under existing lines of credit to fund its operations through September 30, 2011. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business.

The Company has evaluated subsequent events that have occurred through March 3, 2011, which is the date of issuance of these financial statements. During this period, the Company did not have any material subsequent events other than those described in Note 11.

Revenue Recognition

Revenue generated from telecommunication hardware equipment sales is generally recognized upon shipment to the customer. In certain situations, revenue for products that have not previously satisfied customer acceptance requirements is recognized after such requirements are met and the Company defers such revenue until it has demonstrated that it has met the specifications. Equipment installation is generally performed by the customer.

Revenues generated from multiple element arrangements, including perpetual software license, warranty (maintenance) and training, are recognized using the residual method. Perpetual software license fees are recognized when a contract exists, the fee is fixed and determinable, software delivery has occurred, and collection of the receivable is deemed probable. Maintenance-related fees are deferred and recognized over the maintenance term based on the related objective evidence of fair value. Training related fees are deferred and recognized over the period that training is provided, which is generally three months. Maintenance-related and training fees are valued based on the related Vendor Specific Objective Evidence (VSOE) of fair value. The Company has established VSOE based on prices charged to customers for stand alone purchases of maintenance and training in subsequent years; however, the purchase of maintenance agreements is not required to utilize the licensed software.

Consulting services are recognized as the related services are performed and collectability is deemed probable, provided the services are not essential to the functionality of the related products. If consulting services are included in a multiple element arrangement including perpetual software licenses, revenue for both the consulting services and the related software products is recognized using the percentage of completion method. The Company uses labor hours as the input measure in relation to the estimated total amount of labor hours to complete the engagement. Further, all elements for which the Company maintains VSOE of fair value are deferred from revenue recognition, and recognized as revenue pursuant to their individual service period.

The Company licenses rights to use portions of its intellectual property portfolio. Licensees typically pay a license fee in one installment and ongoing royalties based on their sales of products incorporating or using the Company’s licensed intellectual

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

property. License fees are recognized when all revenue recognition criteria are met and no future obligations exist. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues in the period the royalties are reported by licensees and when other revenue recognition criteria are met.

Cash

The Company maintains cash accounts with certain banks. The Company considers all liquid investments with original maturities of 90 days or less when purchased to be cash.

Concentration of Credit Risk

A relatively small number of customers account for a significant percentage of the Company’s revenues. The Company expects that the sale of its products to a limited number of customers may continue to account for a high percentage of revenues for the foreseeable future. The Company’s revenues for the year ended September 30, 2010, include sales to two significant customers, which represent approximately 20% and 17%, respectively, of total revenues. The Company’s revenues for the year ended September 30, 2009, include sales to one significant customer, which represents approximately 40% of total revenues.

At September 30, 2010, two customers comprised 23% and 17%, respectively, of the Company’s accounts receivable balance. At September 30, 2009, two customers comprised 42% and 11%, respectively, of the Company’s accounts receivable balance.

Credit is extended based on an evaluation of the customer’s financial condition. Based on historical information and management’s assessment of credit losses, an allowance for doubtful accounts of $50,000 and $46,072 has been recorded as of September 30, 2010 and 2009, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company places its cash with high credit-quality financial institutions. The Company invests its excess cash in money market funds that invest primarily in bills, notes, and bonds issued by the U.S. Treasury, U.S. government guaranteed repurchase agreements fully collateralized by U.S. Treasury obligations, and U.S. government guaranteed securities. The Company has established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity. To date, the Company has not experienced significant losses on any of these financial instruments.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (three to five years). Tenant improvements are amortized over the lesser of the estimated useful life of the improvement or the remaining term of the lease.

Internally Developed Software

The Company capitalizes costs incurred, when significant, in the development of specific computer software products after establishment of technological feasibility, whether it be for costs to develop software for internal use or software to be sold, leased, or otherwise marketed. There have been no such costs capitalized to date as the costs incurred during the period between technological feasibility to general release have not been significant.

Impairment of Goodwill and Long-Lived Assets

The Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. The Company has not recorded any impairment charges related to long-lived assets in the current years ended September 30, 2010 and 2009.

The Company tests goodwill for impairment annually using a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. If the carrying amount of the goodwill exceeds the reporting unit’s fair value, the Company then performs the second step of the goodwill impairment test to determine the amount of the impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. If the carrying amount of

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company has not recorded any impairment charges related to goodwill in the years ended September 30, 2010 and 2009.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Losses on firm purchase commitments are based on the excess of the cost of future materials above the estimated market price of the goods.

Fair Value of Financial Instruments

The Company does not hold any financial assets or liabilities as of September 30, 2010 and 2009, that are required to be measured at fair value on a recurring basis in accordance with the adoption of the revised guidance.

The fair value measurement guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, has been reported, net of their related tax effect, to arrive at comprehensive loss.

Warranty Costs

The Company provides a warranty on its products for a period that generally extends one year from the date of shipment to customers. The Company recognizes warranty expense upon recognition of related revenues based upon management’s estimate of future warranty costs during the corresponding warranty period. The Company accrues for warranty costs as part of its cost of revenues based on associated material product costs and associated labor and overhead. Accrual for warranty costs is included in other payables and accrued liabilities.

The following table summarizes the activity related to warranty reserves and is included in the caption “Other payables and accrued liabilities”:

	September 30,
	2010	2009
Balance at beginning of year	$939,359	$835,834
Charges to expense	666,952	458,358
Usage of reserve	(453,615)	(354,833)
Balance at end of year	$1,152,696	$939,359

Inventories

Inventories are stated at the lower of cost (determined on a standard-cost basis) or market, costs being determined on a first-in first-out basis.

	September 30,
	2010	2009
Raw materials	$1,883,587	$2,242,364
Work-in-process	312,730	64,518
Finished goods	359,221	—
Inventories	$2,555,538	$2,306,882

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Intangible Assets

Intangible assets consist of the following:

		September 30,
	Useful Lives	2010	2009
Purchased intangibles	15 years	$2,230,041	$2,230,041
Manufacturing rights and intellectual property	3 years	855,000	855,000
		3,085,041	3,085,041
Accumulated depreciation and amortization		(1,994,799)	(1,835,018)
		$1,090,242	$1,250,023

Total amortization expense of intangible assets amounted to $159,781 and $324,502 for the years ended September 30, 2010 and 2009, respectively. The future minimum amortization expense over the following five years and thereafter is as follows:

Amortization Expense
2011	$148,669
2012	148,669
2013	148,669
2014	148,669
2015	148,669
Thereafter	346,897
Total	$1,090,242

Share-Based Compensation

Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company has no awards with market or performance conditions.

Share-based compensation expense recognized in the Company’s statement of operations for the year ended September 30, 2010, included compensation expense for share-based payment awards granted subsequent to September 30, 2007, based on the grant date estimated fair value. For share awards granted during the years ended September 30, 2010 and 2009, expenses are amortized under the straight-line method. As share-based compensation expense recognized in the statement of operations for the years ended September 30, 2010 and 2009, is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company accounts for share-based compensation awards granted to non-employees by determining the fair value of the share-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached or (2) the date at which the counterparty’s performance is complete. The Company did not record share-based compensation related to the issuance of non-employee awards for the year ended September 30, 2009.

Recently Issued Accounting Standards

In October 2009, the Company adopted Accounting Standards Update (ASU) No. 2009-13, Revenue Arrangements with Multiple Deliverables (ASU 2009-13), and ASU 2009-14, Certain Revenue Arrangements that Include Software Elements (ASU 2009-14), authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables. The guidance affects the determination of separate units of accounting in arrangements with multiple deliverables and the allocation of transaction consideration to each of the identified units of accounting. Previously, a delivered item was considered a separate unit of accounting when it had value to the customer on a stand-alone basis and there was objective and reliable evidence of the fair value of the undelivered items. The new guidance eliminates the requirement for objective and reliable evidence of fair value to exist for the undelivered items in order for a delivered item to be treated as a separate unit of accounting. The guidance also requires arrangement

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

consideration to be allocated at the inception of the arrangement to all deliverables using the relative-selling-price method and eliminates the use of the residual method of allocation. Under the relative selling price method, the selling price for each deliverable is determined using VSOE of selling price or third-party evidence of selling price if VSOE does not exist. If neither VSOE nor third-party evidence of selling price exists for a deliverable, the guidance requires an entity to determine the best estimate of the selling price. The adoption of these guidelines and pronouncements did not have a material impact on the Company’s consolidated financial statements.

Supplemental Statement of Cash Flows Disclosures

	September 30,
	2010	2009
Supplemental information
Interest paid	$89,458	$171,834
Domestic and foreign tax paid	$216,884	$315,056

Sale and disposal of equipment:
Equipment	$(2,860)	$(15,197)
Accumulated depreciation	1,672	13,198
Proceeds	—	799
Loss on sale of equipment	$(1,188)	$(1,200)

Deferred tax adjustment:
Other payables and accrued liabilities	$(5,460)	$(12,993)
Deferred taxes	478,302	(137,310)
Income tax expense	$472,842	$(150,303)

2.     Restructuring Charges

In 2007, the Company moved a substantial portion of its manufacturing and assembly operations from its headquarters to its Shenzhen, China, facility. In 2008 and 2009, the Company continued to restructure its production operations primarily in China to optimize is production operations. There were no restructuring charges related to this plan recorded in the year ended September 30, 2010.

The restructuring charges are as follows:

	Year Ended September 30,
	2010	2009
Severance costs and other	$—	$301,067

The following summarizes the activity of the Company's accrued restructuring charges liability:

Balance at September 30, 2008	$9,600
Charges	301,067
Cash payments	(280,526)
Balance at September 30, 2009	30,141
Charges	—
Cash payments	(30,141)
Balance at September 30, 2010	$—

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.     Property and Equipment

Property and equipment consist of the following:

		September 30,
	Useful Lives	2010		2009
Office furniture, fixtures, and equipment	3 - 5 years	$7,252,339	5,914,560	$5,914,560
Software	2 years	2,795,271		2,761,872
Leasehold improvements	Remaining lease term or 5 years	320,749		320,761
		10,368,359		8,997,193
Accumulated depreciation and amortization		(8,600,102)		(7,635,098)
		$1,768,257		$1,362,095

Total depreciation expense of property and equipment amounted to $966,676 and $1,245,432 for the years ended September 30, 2010 and 2009, respectively.

4.     Advertising Costs

Advertising costs are expensed as incurred and totaled $782,658 and $551,067 for the years ended September 30, 2010 and 2009, respectively.

5.     Acquisition

In July 2008, the Company acquired certain assets and assumed certain liabilities of Embedded Solutions Partners (ESP), a value-added provider of embedded software, products, and services. The Company paid cash consideration of $400,000 in cash upon closing. The acquisition was accounted for as a purchase of a business, and accordingly, the total purchase price was allocated to the acquired assets and liabilities assumed at their estimated fair values. The Company’s consolidated financial statements include the financial results of ESP from August 2008 forward.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition. Based on management’s review of the tangible and intangible assets and liabilities of the acquisition, the purchase price was allocated as follows:

Accounts receivable	$262,623
Goodwill	737,101
Total assets acquired	999,724
Accounts payable assumed	(458,675)
Payroll related liabilities assumed	(140,209)
Net assets acquired	$400,840

The purchase agreement also provided for contingent consideration to be paid on acquisition-related revenues exceeding $2,500,000 and gross profit margin of at least 30% from the closing date to December 31, 2008, of $100,000, revenues exceeding $3,500,000 and gross profit of 40% from January 1, 2009 through an including June 30, 2009, of $100,000, and revenues exceeding $4,500,000 and gross profit margin of at least 45% from July 1, 2009 through and including December 31, 2009, of $150,000. Any contingent payments made will be recorded as compensation. Contingent consideration payable to employee shareholders that is contingent upon continuing employment will be expensed over any remaining earn-out period as compensation when the payments become probable. As of September 30, 2010, the Company has not paid any contingent consideration for or related to the December 31, 2008, June 30, 2009, or December 31, 2009, measurement periods. At September 30, 2010, the Company assessed the milestones and determined that the additional consideration of payment was not achieved and no accrual was made.

6.     Debt

In July 2009, the Company entered into a Loan and Security Agreement (the Loan Agreement) with a bank. The Loan Agreement provides for an accounts receivable line of credit of up to $5,000,000, subject to certain borrowing base limitations and excludes any financial covenants. Borrowing under this line of credit accrues interest at the bank’s prime rate plus 0.75% (4.75% at September 30, 2010). At September 30, 2010, $3,498,738 was outstanding under the loan agreement and there were no funds available for borrowing.

In addition, in July 2009, the Company negotiated its existing equipment line of credit of $325,000 at the bank’s prime plus 3% (7.0% at September 30, 2010). At September 30, 2010, $198,611 was outstanding and zero was available for borrowing on this line of credit. The Company is required to pay monthly interest payments and principal payments through July 2012.

Principal maturities on the above notes are as follows for the years ended September 30:

2011	$3,607,071
2012	90,278
Total	$3,697,349

All borrowings under the agreement with the bank are collateralized by substantially all of the Company’s assets.

The Loan Agreement contains a material adverse change clause. The Company believes the likelihood of triggering the material adverse change clause is remote and has therefore classified the payments due in excess of one year from September 30, 2010 as long term.

In February 2009, the Company entered into a Second Amendment to the Second Amended and Restated Loan and Security Agreement with its previous bank (the Amended Agreement). The Amended Agreement renewed the accounts receivable line of credit of up to $6,000,000, subject to certain borrowing base limitations, and included two financial covenants to (i) maintain a$1,000,000 cash balance and (ii) a minimum adjusted tangible net worth (defined as stockholders’ equity minus intangible assets, plus any noncash expense associated with stockbased compensation and preferred stock warrants, determined in accordance with GAAP) of $5,000,000. In addition, the Amended Agreement provided an additional $500,000 in equipment facility. The Amended Agreement would have expired in February 2010. Interest accrues at LIBOR plus 5.25% for the accounts receivable line of credit and LIBOR plus 5.25% for the capital facility. The Company is required to pay monthly principal and interest payments through March 2013 for any amounts borrowed on the equipment facility. During 2009, the Company had violated certain financial covenants under the Amended Agreement for which the Company had obtained covenant violation waivers from the bank. The Company terminated and closed the Amended Agreement in August 2009.

7.     Commitments and Contingencies

The Company leases its facility and other equipment under operating lease arrangements. In April 2009, the Company exercised a renewal option for an additional 60 months to lease facility and office space for its worldwide headquarters, whereby the lease will expire in July 2014. The Company entered into an agreement to lease facilities in India, China, and Japan commencing in February 2006, April 2008, and April 2009, respectively, for 59 months, 36 months, and 41 months, respectively, whereby these leases will expire in December 2010, March 2011, and September 2012, respectively. In addition, the Company entered into an agreement to lease a facility in Spain commencing in May 2010 for 12 months, whereby the lease will expire in May 2011.

Facilities rent and operating lease expenses were $1,426,510 and $1,374,453 for the years ended September 30, 2010 and 2009, respectively.

Future minimum lease payments for all leases with initial terms of one year or more are as follows at September 30, 2010:

Operating Leases
2011	$1,196,791
2012	706,729
2013	335,386
2014	287,830
Total	$2,526,736

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Capital Lease
2011	$36,753
2012	7,613
44,366
Less interest	(3,210)
Total	$41,156

The Company enters in inventory purchase commitments with its vendors for the manufacture of certain products. These purchase commitments may be rescheduled; however, they are not cancelable. There amount of non-cancelable inventory purchase commitments outstanding as of September 30, 2010, was approximately $9,510,000.

Litigation

In December 2010, Nortel Networks, Inc. (Nortel) filed a complaint (Nortel Networks, Inc. v Continuous Computing Corporation) (the Complaint) against the Company. The Complaint seeks to avoid and recover certain preferential transfers and to disallow claims to and by the Company during the 90-day preference period prior to Nortel’s bankruptcy petition in January 2009. The Company currently believes the complaint is without merit.

The Company is subject to various claims and legal proceedings arising in the ordinary course of its business. While any legal proceeding has an element of uncertainty, management believes that the disposition of such matters, in the aggregate, will not have a material effect on the Company’s results of operations.

8.     Stockholders' Equity

Preferred Stock

Series A, B, C, D, E, and F preferred stock authorized, issued, and outstanding and aggregate liquidation preference as of September 30, 2010 are as follows:

	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
Series A	3,400,000	2,743,148	$480,051
Series B	2,500,000	1,996,680	599,004
Series C	3,150,000	2,908,526	5,089,921
Series D	8,300,000	8,088,144	28,955,556
Series E	7,500,000	6,541,193	20,997,230
Series F	10,000,000	7,211,539	15,000,000
	$34,850,000	29,489,230	$71,121,762

Holders of Series A, B, C, D, E, and F preferred stocks are entitled to non-cumulative cash dividends at an annual rate of 6.0% per share when and if such dividends are declared. In the event of liquidation of the Company, the holders of Series A, B, C, D, E, and F preferred stock are entitled to a liquidation preference equal to the issue price of $0.175, $0.30, $1.75, $3.58, $3.21, and $2.08 per share, respectively, plus any declared but unpaid dividends on such shares.

At the option of the holder, the Series A, B, C, D, E, and F preferred shares are convertible into common stock on a one-for-one basis, subject to adjustments for antidilution. Pursuant to the Amended and Restated Certificate, the acquisition of Trillium and the issuance of Series E and F preferred stock resulted in adjustments to the conversion price of the Series D and E preferred stock. As of September 30, 2010, all shares of Series D and E preferred stock are convertible into 1.178 and 1.115 shares of common stock, respectively.

All shares of the Series A, B, and C preferred stock shall automatically be converted into shares of common stock at the applicable conversion price then in effect for such series upon the earlier of (i) immediately prior to the closing of the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (an IPO), in which the public offering price per share is not less than four times the then current conversion price of the Series C preferred stock and with an aggregate offering price of at least twenty million dollars ($20,000,000),

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

or (ii) the date specified by written consent or agreement of the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series C preferred stock.

All shares of the Series D, E, and F preferred stock shall automatically be converted into shares of common stock at the conversion price then in effect for the Series D, E, or F preferred stock, respectively, immediately upon the earlier of (i) immediately prior to the closing of the Company’s sale of its common stock in an IPO with an aggregate offering price of at least fifty million dollars ($50,000,000), or (ii) the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of the Series D, E, or F preferred stock, respectively.

Each share of Series A, B, C, D, E, and F preferred stock is entitled to one vote for each share of common stock into which it could be converted. The holders of Series A, B, and C preferred stock (as a single class) are entitled to elect one member of the Board of Directors; the holders of Series D preferred stock are entitled to elect one member of the Board of Directors; the holders of Series E preferred stock are entitled to elect one member of the Board of Directors; the holders of Series F preferred stock are entitled to elect one member of the Board of Directors; the holders of the common stock are entitled to elect two members of the Board of Directors; and the holders of Series D preferred stock and common stock (voting together as a separate class) are entitled to elect two members of the Board of Directors.

Preferred Stock Warrants

In June 2004, the Company issued warrants to purchase a total of 934,580 shares of Series E preferred stock at $3.21 per share in connection with the Series E preferred stock financing in June 2004. The warrants vest immediately and expire in June 2009. In June 2009, the Series E preferred stock warrants expired. None of the Series E preferred stock warrants were exercised.

The Company accounts for warrants for preferred shares as liabilities. The Company adjusts the carrying value of such warrants to their estimated fair value at each reporting date. Increases or decreases in the fair value of such warrants are recorded as other income or expense in the consolidated statements of operations. The Company recorded zero and $38,436 to other income for the change in fair value for the preferred stock warrant liability for the years ended September 30, 2010 and 2009, respectively.

Stock Options

In September 1998, the Company adopted its Stock Incentive Plan (the Plan) under which employees, directors, and consultants may be granted options and stock purchase rights to purchase common shares. The Plan, as amended, provides for the grant of up to 14,000,000 incentive and non-statutory stock options, stock bonuses, and restricted stock. Options granted under the Plan generally expire in five to ten years and no later than ten years from the date of grant (five years for a 10% stockholder).

Options generally vest and become fully exercisable over a period of four years. The exercise price of incentive stock options must be equal to at least the fair value of the Company’s common stock on the date of grant, and the exercise price of non-statutory stock options may be no less than 85% of the fair value of the Company’s common stock on the date of grant. The exercise price of any option granted to a 10% stockholder may be no less than 110% of the fair value of the Company’s common stock on the date of grant.

In March 2009, the Company instituted a stock option re-pricing program for the Company’s employees (the Re-Pricing Program). Under the terms of the Re-Pricing Program, the Company employees who qualify for the program may surrender their existing stock options and receive a new option in April 2009 with an exercise price of $0.05 per share for the same number of shares surrendered. A total of 1,626,350 common shares are subject to the Re-Pricing Program of which 1,486,250 common shares were exchanged. The vesting of the stock options subject to the Re-Pricing Program will be 1/48th of the grant monthly. The Company accounted for the Re-Pricing Program as a modification of the original award whereby the incremental value of $63,857 of the unvested awards which were modified will be expensed over the remaining service period.

The following table summarizes stock option activity through September 30, 2010:

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Total Options	Weighted-Average Exercise Price
Balance at September 30, 2008	11,726,969	$0.10
Granted	2,804,250	$0.06
Exercised	(82,201)	$0.03
Cancelled	(3,096,254)	$0.20
Balance at September 30, 2009	11,352,764	$0.05
Granted	1,764,493	$0.08
Exercised	(159,935)	$0.03
Cancelled	(1,129,464)	$0.09
Balance at September 30, 2010	11,827,858	$0.05

The weighted-average grant-date fair value of options granted during the years ended September 30, 2010 and 2009, was $0.08 and $0.03, respectively. During the years ended September 30, 2010 and 2009, the Company recorded share-based compensation cost for employees of $264,549 and $294,341, respectively. During the years ended September 30, 2010 and 2009, the Company recognized share-based compensation costs as follows:

	September 30,
	2010	2009
Cost of net revenues	$4,178	$17,596
Research and development	115,678	107,104
Sales and marketing	39,315	35,140
General and administrative	105,378	134,501
Total	$264,549	$294,341

As of September 30, 2010, the Company estimates that there is $269,918 in total unrecognized compensation costs related to unvested employee stock option agreements, which is expected to be recognized over a weighted-average period of 2.64 years. The total intrinsic value of options exercised during the years ended September 30, 2010 and 2009, was zero.

Since the Company has a net operating loss carryforward as of September 30, 2010, no excess tax benefits for the tax deductions related to share-based awards were recognized in the consolidated statement of operations. Additionally, no incremental tax benefits were recognized from stock options exercised in the year ended September 30, 2010, that would have resulted in a reclassification to reduce net cash provided by operating activities with an offsetting increase in net cash provided by financing activities.

The Company reviews and updates its forfeiture rate, expected term, risk-free rate, and volatility assumptions on a periodic basis. The weighted average expected option term for the years ended September 30, 2010 and 2009, reflects the application of the simplified method. The simplified method defines the life as the average of the contractual term of the options and the weighted-average vesting period for all option tranches. Estimated volatility for the years ended September 30, 2010 and 2009, reflects the historical volatility of similar entities whose share prices are publicly available. The fair value of each option or restricted stock grant is estimated on the date of grant using the Black-Scholes method with the following assumptions:

	September 30,
	2010	2009
Expected option life in years	6.00	6.00
Risk-free interest rate	2.85%	2.51%
Expected volatility	48.01%	49.75%
Expected dividend yield	—%	—%

At September 30, 2010 667,663 shares were available for future grants.

Common Shares Reserved for Issuance

Common shares reserved for future issuance are as follows:

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	September 30,
	2010	2009
Series A	2,743,148	2,743,148
Series B	1,996,680	1,996,680
Series C	2,908,526	2,908,526
Series D	9,524,853	9,519,745
Series E	7,290,704	7,293,430
Series F	7,211,539	7,211,539
Stock options outstanding and available for future grant	12,495,521	12,657,456
	44,170,971	44,330,524

9.     Employee Retirement Plan

During the year ended September 30, 2001, the Company adopted a 401(k) defined contribution retirement plan (the Plan) covering all employees who have completed one month of service. Participants may contribute 100% of annual compensation up to the annual Internal Revenue Service maximum. During the years ended September 30, 2010 and 2009, the Plan specifies an employer matching contribution of 50%. Participants vest in employer contributions over four years at a rate of 25% for each year of service. Unvested employer contributions are forfeited by the employee and used by the employer as future employer matching contributions. Employer contributions to the Plan totaled $172,665 and $187,473 for the years ended September 30, 2010 and 2009, respectively.

10.     Income Taxes

The components of income tax (benefit) expense for the years ended September 30, 2010 and 2009, are as follows:

	September 30,
	2010	2009
Current taxes:
Federal and state	$50,142	$12,993
Foreign	358,875	315,056
Deferred taxes:
Federal and state	142,334	137,310
Foreign	(620,636)	—
Total (benefit) expense	$(69,285)	$465,359

At September 30, 2010, the Company had federal, state, and foreign tax net operating loss carryforwards of approximately $43,423,000, $19,164,000, and $2,989,000, respectively, which will begin to expire in 2018, 2011, and 2011, respectively, unless previously utilized. The Company also has federal research and development tax credit carryforwards of $2,158,000 that will begin to expire in 2018. The Company has California R&D tax credits of $2,280,000 that carry forward indefinitely. The Company also has foreign tax credits of $900,000 which will begin to expire in 2014 unless utilized. The Company also has tax credit carryovers of its Indian subsidiary of approximately $383,118 which will begin to expire in 2015.

Significant components of the Company’s deferred tax assets are shown below. A valuation allowance of $24,662,000 in 2010 and $24,065,000 in 2009 has been recognized to offset the deferred tax assets as realization of such assets has not met the more likely than not threshold under Accounting Standards Codification (ASC) No. 740 (ASC 740). In fiscal year 2010, the Company has removed the valuation allowance against certain deferred tax assets of its foreign subsidiaries as management believes that it is more likely than not that such assets will be realized.

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	September 30,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$16,288,000	$14,089,000
Research and development	2,554,000	3,667,000
Foreign tax credit	900,000	822,000
Deferred revenue	1,248,000	1,203,000
Capitalized research credits	1,373,000	2,218,000
Foreign subsidiary NOLs and credit carryover	1,130,000	191,000
Other, net	1,789,000	1,875,000
Total deferred tax assets	25,282,000	24,065,000
Valuation allowance for deferred tax assets	(24,662,000)	(24,065,000)
Net deferred tax assets	620,000	—

Deferred tax liabilities:
Goodwill	(956,000)	(814,000)
Net deferred tax liabilities	$(336,000)	$(814,000)

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company’s net operating loss carryforwards may be limited in the event of a cumulative change in ownership of more than 50% within a three-year period.

The Company has income tax holidays for both its India and China operations. The Indian income tax holiday will formally expire during the fiscal year ending September 30, 2011, whereby the Company has a 100% income tax holiday. However, it is subject to Minimum Alternative Tax (MAT) of approximately 18% on the India operating income. MAT paid is subject to a tax credit for corporate income tax, if the Indian subsidiary pays Indian corporation income tax. The Chinese tax holiday begins the year after the Chinese subsidiary’s first year of profitability. The Chinese subsidiary will receive a 100% income tax holiday for the first two years after the first year of profitability. Then for the following three years, the Chinese subsidiary will receive a 50% income tax holiday. The Chinese subsidiary tax holiday began on October 1, 2008, as the Company’s Chinese subsidiary’s first year following the first year of profitability is during the Company’s fiscal year ending September 30, 2009.

Utilization of the NOL and R&D credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition.

The Company has not completed a study to assess whether an ownership change has occurred. If the Company has experienced an ownership change, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL or R&D credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Undistributed earnings of the Company’s historic and acquired foreign subsidiaries for which no federal or state liability has been recorded totaled approximately $2,800,000 as of September 30, 2010. These undistributed earnings are considered to be indefinitely reinvested. Accordingly, no provision for federal and state income taxes or foreign withholding taxes has been provided on such undistributed earnings. Determination of the potential amount of unrecognized deferred federal and state income tax liability and

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

foreign withholding taxes is not practicable because of the complexities associated with this hypothetical calculation.

In June 2006, the FASB issued Financial Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes (codified primarily in FASB ASC Topic 740, Income Taxes), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109, Accounting for Income Taxes (codified primarily in FASB ASC Topic 740, Income Taxes). ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In October 2009, the Company adopted the standard of Accounting for Uncertain Tax positions pursuant to ASC 740. As a result of the adoption, the Company recorded a decrease to its deferred tax assets and a corresponding decrease to its valuation allowance of approximately $1,057,000.

Due to the net operating loss carryforwards, the U.S. federal and state returns are open to examination by the Internal Revenue Service and state jurisdictions for all years since inception. The Company has significant presence in the following foreign jurisdictions United Kingdom, Japan, China, and India with varying statutes of limitations.

The Company’s Indian subsidiary is currently under exam by the Indian tax authorities for its FY05 and FY06 tax years. The Indian exam periods fall within the Company’s FY04 through FY07 tax years. Although the outcomes of the tax audits are uncertain, we regularly assesses our tax position for such matters and, in management’s opinion, adequate provisions for income taxes have been made for potential liabilities resulting from such matters. To the extent reserves are recorded, they will be utilized or reversed once the statute of limitations has expired and/or at the conclusion of the tax examination.

It is not anticipated that there will be a significant change in the unrecognized tax benefits over the next 12 months.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was no accrued interest and penalties associated with uncertain tax positions as of September 30, 2010.

11.     Subsequent Events

In October 2010, the Company entered into an Amended and Restated Loan and Security Agreement (the Loan Agreement) with Silicon Valley Bank. The Loan Agreement provides for an accounts receivable line of credit of up to $7,500,000, subject to certain borrowing base limitations and excludes any financial covenants. Borrowing under this line of credit accrues interest at the bank’s prime rate plus 1.0%.

In November 2010, the Company entered into a non-binding Letter of Intent to lease a facility in India of approximately 50,000 square feet of space. Commencing in January 2011 for 59 months, the lease will expire in November 2015 with a renewable option for an additional four years, thereafter. A refundable deposit of approximately $467,800 is due; whereby 50% is payable at the signing of the lease agreement and the remaining 50% is payable at the time of possession. Base rent per month is approximately $46,780 and increases by 15% starting on the 37th month until the lease expiration date.

Future minimum lease payments are as follows:

	Base Rent	Parking	Maintenance	Total
2011	$421,021	$33,281	$36,199	$490,501
2012	561,361	44,374	86,877	692,612
2013	561,361	44,374	86,877	692,612
2014	624,514	44,374	86,877	755,765
2015	645,565	44,374	86,877	776,816
Total	$2,813,822	$210,777	$383,707	$3,408,306

In December 2010, the Company entered into an agreement to lease a facility in Japan of approximately 456 square feet of space commencing in December 2010 for 40 months, whereby the lease will expire in March 2014. The preceding lease agreement that commenced in April 2009 was terminated and replaced by the aforementioned agreement, whereby the incremental base rent per month is approximately $3,645. A refundable deposit of approximately $34,180 was payable at the commencement of the lease

CONTINUOUS COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

agreement. Base rent per month is approximately $8,545.

Future minimum lease payments are as follows:

Base Rent
2011	$80,214
2012	102,541
2013	102,541
2014	51,271
Total	$336,567